                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                       Cogeneration Corporation of America
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LETTERHEAD]


                                                                  April 26, 1999



Dear Stockholder,

     On behalf of the Board of Directors, I cordially invite you to attend the 1999 Annual Meeting of Stockholders of Cogeneration Corporation of America, which will be held at the IDS Center, 50th Floor, 710 Marquette Avenue, Minneapolis, Minnesota 55042, on Thursday, May 20, 1999, commencing at 1:00 p.m., local time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the Annual Meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                        Sincerely yours,




                                        David H. Peterson
                                        CHAIRMAN OF THE BOARD

                        COGENERATION CORPORATION OF AMERICA
                           One Carlson Parkway, Suite 240
                         Minneapolis, Minnesota 55447-4454

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON MAY 20, 1999

     Notice is hereby given that the Annual Meeting of Stockholders of Cogeneration Corporation of America, a Delaware corporation ("CogenAmerica"), will be held on Thursday, May 20, 1999, at 1:00 p.m., local time, at the IDS Center, 50th Floor, 710 Marquette Avenue, Minneapolis, Minnesota 55402 for the following purposes:

     1. To elect eight directors for terms expiring at the 2000 annual meeting of stockholders;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as CogenAmerica's independent public accountants;

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 12, 1999 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such stockholders will be maintained at CogenAmerica's headquarters during the ten-day period prior to the date of the Annual Meeting and will be available for inspection by stockholders, for any purpose germane to the meeting, during ordinary business hours. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

                                   By Order of the Board of Directors,




                                   Thomas L. Osteraas
                                   SECRETARY

Minneapolis, Minnesota
April 26, 1999

                                     IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                        COGENERATION CORPORATION OF AMERICA
                           One Carlson Parkway, Suite 240
                         Minneapolis, Minnesota 55447-4454
                                   (612) 745-7900

                                  PROXY STATEMENT
                           ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON MAY 20, 1999

                                GENERAL INFORMATION

     The Board of Directors (the "Board of Directors") of Cogeneration Corporation of America, a Delaware corporation ("CogenAmerica"), is furnishing this Proxy Statement to the holders of common stock, par value $0.01 per share (the "Common Stock"), of CogenAmerica in connection with CogenAmerica's solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 1:00 p.m., local time, on Thursday, May 20, 1999 and at any and all adjournments thereof.

     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving it at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to the Secretary of CogenAmerica prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the stockholder's directions if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted FOR the election of the director nominees recommended by the Board of Directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as CogenAmerica's independent public accountants, and in accordance with the discretion of the named proxies on other matters properly brought before the Annual Meeting.

     CogenAmerica will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of CogenAmerica, in person, or by telephone, telegraph or facsimile transmission. CogenAmerica also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

     This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about April 26, 1999. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission (the "Commission"), is being mailed with this Proxy Statement.

QUORUM AND VOTING REQUIREMENTS

     The close of business on April 12, 1999 has been fixed as the record date (the "Record Date") for the determination of stockholders of CogenAmerica entitled to notice of and to vote at the 1999 Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On that date, CogenAmerica had outstanding 6,852,962 shares of its Common Stock. Each share of Common Stock entitles the holder to one vote.

     At the Annual Meeting, the holders of sixty percent (60%) of the voting power of the outstanding shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum. Shares held by a broker as nominee (i.e., in "street name") that are represented by proxies at the annual meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the shares ("broker non-votes"), will also be treated as present for quorum purposes.

     With regard to the election of directors ("Proposal One"), votes may be cast for the nominees or may be withheld. The election of directors requires the affirmative vote of at least a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of Proposal One.

     With regard to the ratification of independent public accountants ("Proposal Two"), votes may be cast for or against the matter, or stockholders may abstain from voting on such matter. Approval of Proposal Two requires the affirmative vote of at least a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against the approval of the matter. However, under applicable Delaware law, a broker non-vote will have no effect on the outcome of Proposal Two.

                                   PROPOSAL ONE:

                               ELECTION OF DIRECTORS

     Action will be taken at the Annual Meeting for the election of eight directors, each of whom will serve until the 2000 Annual Meeting and until his or her successor is elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named therein.

     CogenAmerica's Restated By-laws provide that no fewer than two of the nominees of the Board of Directors must consist of independent directors and that the directors who constitute the Independent Director's Committee are to be nominated by the Independent Directors Committee. The Independent Directors Committee has nominated Lawrence I. Littman, Charles J. Thayer and Mark Liddell to serve as directors who are members of the Independent Directors Committee. Messrs. Littman and Thayer qualify as Independent Directors under the applicable

By-law criteria. If elected, these individuals will constitute the Independent Directors Committee.

     The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of Directors or the Independent Directors Committee of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies FOR such substitute nominees.

     The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of CogenAmerica of each of the nominees for election as director are set forth below.

     DAVID H. PETERSON, age 57, has served as a Director of CogenAmerica since April 1996 and Chairman of the Board of Directors of CogenAmerica from April 1996 to December 1996 and since January 1998. He has also served as Chairman of the Board of NRG Energy, Inc. ("NRG Energy") since January 1994, Chief Executive Officer since November 1993, and President and a Director since 1989. Mr. Peterson was also Chief Operating Officer of NRG Energy from 1992 to November 1993. NRG Energy beneficially owns approximately 47.6% of the outstanding Common Stock of CogenAmerica and is a wholly-owned subsidiary of Northern States Power Company ("NSP") that is principally engaged in the acquisition, development and operation of, and ownership of interests in, independent power production and cogeneration facilities, thermal energy production, energy transmission facilities, and resource recovery facilities. Prior to joining NRG Energy, Mr. Peterson was Vice President, Non-Regulated Generation for NSP, and he has served in various other management positions with NSP during the last 20 years.

     JULIE A. JORGENSEN, age 37, has served as a Director of CogenAmerica since February 1998 and as interim President and Chief Executive Officer since October 1998. Ms. Jorgensen has been Senior Counsel for NRG Energy from June 1997 and was previously Corporate Secretary of NRG Energy from October 1997 to October 1998. She was Vice President and General Counsel of NRG Energy from December 1994 until June 1997, Assistant General Counsel from January 1994 to December 1994 and Counsel from January 1993 to January 1994.

     MARK LIDDELL, age 44, has not previously served as a Director of CogenAmerica. He has served as the President and a director of Gulfport Energy Corporation since January, 1997. Prior to joining Gulfport Energy, he was the President and a director of DLB Oil & Gas, Inc. from January 1994 until January, 1997.

     LAWRENCE I. LITTMAN, age 68, has served as an Independent Director of CogenAmerica since April 1996. Since May 1996, Mr. Littman has been a director of Car One, a division of Liberty Cab & Limousine Company ("Liberty"). He was Chief Executive Officer of Liberty from 1967 to 1992 and General Manager from 1992 to May 1996.

     CRAIG A. MATACZYNSKI, age 38, has served as a Director and Assistant Secretary of CogenAmerica since April 1996. He has been President and Chief Executive Officer of NRG Energy's North America Division since June 1998. Mr. Mataczynski served as Vice President of U.S. Business Development for NRG Energy from December 1994 to June 1998. From May

1993 to January 1995, he was President of NEO Corporation ("NEO"), a wholly-owned subsidiary of NRG Energy that develops small electric generation projects within the United States. Prior to joining NEO, Mr. Mataczynski served from 1982 to June 1994 in various managerial capacities at NSP, including Director, Strategy and Development from March 1993 to June 1994.

     MICHAEL O'SULLIVAN, age 38, has served as Director of CogenAmerica since October 1998. He has been a Vice President of NRG Energy's North America Division since June 1998. Prior to that, Mr. O'Sullivan was Executive Director, Business Development for NRG Energy since May 1995. From 1991 until joining NRG Energy, Mr. O'Sullivan was Vice President of Business Development for Indeck Energy Services, a privately held independent power company.

     CHARLES J. THAYER, age 55, has served as an Independent Director of CogenAmerica since April 1996. He has served as Chairman and Managing Director of Chartwell Capital Ltd., a private NASD member investment firm, since 1989. He was Chairman and interim Chief Executive Officer of Sunbeam Corporation from January 1993 to August 1993, Vice Chairman from April 1996 to August 1996 and a director from 1990 to April 1997. Mr. Thayer has served as Trustee of the Cystic Fibrosis Foundation since 1980 and currently serves as Vice Chairman of the foundation and as Chairman of Cystic Fibrosis Services, the foundation's national mail order pharmacy, and as a member of the foundation's compensation committee. He is an Advisory Director of the Louisville Community Development Bank.

     RONALD J. WILL, age 58, has served as a Director of CogenAmerica since April 1996. He has been Managing Director and Chief Executive Officer of NRG Europe since June 1998. Mr. Will served as Vice President, Operations and Engineering for NRG Energy from March 1994 to June 1998, and as Vice President, Operations from 1992 to March 1994. Prior to joining NRG Energy, he was President and Chief Executive Officer of NRG Thermal Corporation, a wholly-owned subsidiary of NRG Energy that provides customers with thermal services, from 1991 to 1992. Mr. Will served in a variety of positions with Norenco Corporation, a wholly-owned thermal services subsidiary of NRG Energy, including Vice President and General Manager from 1989 to 1991.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL ONE.

                                   PROPOSAL TWO:
                   RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     CogenAmerica's bylaws provide that the selection of accountants for the ensuing calendar year shall be made annually in advance of the annual meeting of stockholders and shall be submitted to the stockholders for ratification or rejection at such meeting. The Corporation has selected PricewaterhouseCoopers LLP as CogenAmerica's independent public accountants for the fiscal year ending December 31, 1999. PricewaterhouseCoopers LLP has served as CogenAmerica's independent public accountants since April 30, 1996. A representative of PricewatherhouseCoopers LLP will be available at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement on behalf of PricewaterhouseCoopers LLP, if desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS COGENAMERICA'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                    OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

                               ADDITIONAL INFORMATION

EXECUTIVE OFFICERS OF COGENAMERICA

     The executive officers of CogenAmerica are elected annually and serve at the pleasure of the Board of Directors. The following sets forth certain information with respect to the executive officers of CogenAmerica.

     JULIE A. JORGENSEN, age 37, has served as interim President and Chief Executive Officer since October 1998 and as a Director of CogenAmerica since February 1998. Ms. Jorgensen is an employee of NRG Energy and her services as interim President and Chief Executive Officer are leased to CogenAmerica by NRG Energy. See "Proposal One: Election of Directors" for biographical information concerning Ms. Jorgensen.

     TIMOTHY P. HUNSTAD, age 41, has served as Vice President and Chief Financial Officer of CogenAmerica since September 1996. Prior to joining CogenAmerica, he was President of NEO from January 1995 until September 1996 and Managing Director, Finance of NRG Energy from July 1994 until December 1994.
Mr. Hunstad served as Treasurer of NRG Australia, Ltd., a wholly-owned project subsidiary of NRG Energy, from March 1993 until June 1994.

     RICHARD C. STONE, age 49, has served as Vice President, Business Development and Marketing, of CogenAmerica since September 1997. He was Vice President of Business Development for Wheelabrator Environmental Systems Inc., the waste-to-energy and cogeneration subsidiary of Wheelabrator Technologies Inc., from 1989 to September 1997.

     THOMAS L. OSTERAAS, age 32, has served as General Counsel and Corporate Secretary of CogenAmerica since December 1998. Prior to joining CogenAmerica, he was Senior Counsel for NRG Energy from January 1997 until December 1998. Prior to joining NRG Energy he was an associate in the Los Angeles office of the law firm Morrison & Foerster from September 1993 until January 1997.

DIRECTOR NOT STANDING FOR RE-ELECTION

     SPYROS S. SKOURAS, JR., age 45, has served as a Director of CogenAmerica since July 1995, but has chosen not to stand for re-election at the Annual Meeting.

1998 CHANGE IN BOARD COMPOSITION

     At CogenAmerica's 1998 Annual Meeting of Stockholders the following persons were elected to the Board of Directors: David H. Peterson, Julie A. Jorgensen, Lawrence I. Littman, Craig A. Mataczynski, Spyros S. Skouras, Jr., Charles J. Thayer, Ronald J. Will and Robert T. Sherman, Jr. As a result, at such time four of CogenAmerica's eight directors were executive officers of NRG Energy, with the remaining members of the Board of Directors consisting of Mr. Sherman and three other directors who constituted the Independent Directors Committee. According to its most recent Schedule 13D filing, NRG Energy beneficially owns an aggregate of 3,254,288 shares, or 47.6%, of the outstanding Common Stock.

     On September 14, 1998, NRG Energy sent a letter to David H. Peterson, CogenAmerica's Chairman, requesting that he call a special meeting of CogenAmerica's stockholders to consider the removal of Mr. Sherman from CogenAmerica's Board of Directors. On such date NRG Energy also filed preliminary solicitation materials with the Commission pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, relating to a proposed solicitation of proxies and consents from CogenAmerica's stockholders to remove Mr. Sherman from CogenAmerica's Board (the "Proxy Solicitation"). On October 8, 1998, NRG Energy filed definitive solicitation materials with the Commission relating to the Proxy Solicitation. On October 26, 1998, NRG Energy delivered to CogenAmerica's registered agent consents of the holders of in excess of 50% of CogenAmerica's outstanding Common Stock in favor of Mr. Sherman's removal from CogenAmerica's Board of Directors. At a Board of Directors meeting on October 27, 1998, by the affirmative vote of a majority of the directors, Michael O'Sullivan was appointed to fill the vacancy created by the removal of Mr. Sherman from the Board, Mr. Sherman's employment with CogenAmerica was terminated and Ms. Jorgensen was elected as CogenAmerica's interim President and Chief Executive Officer.

     At a Special Meeting of CogenAmerica's stockholders held on November 12, 1998, the stockholders approved the removal of Mr. Sherman as a director of CogenAmerica. Continuing as directors were Mr. Peterson, Ms. Jorgensen,
Mr. Littman, Mr. Mataczynski, Mr. Skouras, Mr. Thayer and Mr. Will. On the same day, CogenAmerica's Board of Directors also confirmed the appointment of Michael O'Sullivan to fill the vacancy on the Board of Directors created by the removal of Mr. Sherman, the termination of Mr. Sherman's employment with CogenAmerica and the election of Ms. Jorgensen as CogenAmerica's interim President and Chief Executive Officer.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The following discussion of meetings of the Board of Directors and the Board's committees includes meetings held during CogenAmerica's fiscal year ended December 31, 1998.

     During the fiscal year ended December 31, 1998, the Board of Directors of CogenAmerica met thirteen times. No member of the Board of Directors attended fewer than 75% of the total number of meetings held by the Board of Directors and the committees on which such director served during that period.

     CogenAmerica's Board of Directors currently has three committees: an Audit Committee, an Independent Directors Committee and a Compensation Committee. In addition, the Compensation Committee has a 1997 Stock Option Subcommittee. The principal functions of these committees and the names of the directors currently serving as members of such committees are set forth below.

     AUDIT COMMITTEE. The members of the Audit Committee are Spyros S. Skouras, Jr., Lawrence I. Littman, and Ronald J. Will. The Audit Committee has such powers, authority and responsibilities as are normally incident to the functions of an Audit Committee. Typical Audit Committee functions are to initiate or review the results of all audits or investigations into the business affairs of CogenAmerica and its subsidiaries, conduct audit reviews with CogenAmerica's management, financial employees and independent auditors, and review CogenAmerica's financial statements and reports. The Audit Committee met once during the fiscal year ended December 31, 1998.

     INDEPENDENT DIRECTORS COMMITTEE. The members of the Independent Directors Committee are Lawrence I. Littman, Spyros S. Skouras, Jr. and Charles J. Thayer. The Independent Directors Committee has three members, two of whom must be Independent Directors, as defined in CogenAmerica's Bylaws. Prior to the annual meeting, the Independent Directors Committee nominates those individuals who will serve on the Board of Directors and constitute the three members of the Independent Directors Committee. It designates the individuals to fill any vacancies on the Board of Directors that are to be filled by a member of the Independent Directors Committee and that arise between annual meetings of stockholders. The Independent Directors Committee also has the sole authority and responsibility to make all decisions and take all actions on behalf of CogenAmerica under certain agreements between NRG Energy and CogenAmerica, including the Co-Investment Agreement. See "Compensation Committee Interlocks and Insider Participation." The Independent Directors Committee met twenty times during the fiscal year ended December 31, 1998.

     COMPENSATION COMMITTEE AND THE STOCK OPTION SUBCOMMITTEE. The members of the Compensation Committee are Charles J. Thayer, David H. Peterson, Craig A. Mataczynski and Lawrence I. Littman. Messrs. Thayer and Littman also serve on the 1997 Stock Option Subcommittee of the Compensation Committee. While the Board of Directors administers the NRG Generating (U.S.) Inc. 1996 Stock Option Plan (the "1996 Plan"), the 1997 Stock Option Subcommittee administers the NRG Generating (U.S.) Inc. 1997 Stock Option Plan (the "1997 Plan"), and the Compensation Committee administers the NRG Generating (U.S.) Inc. 1998 Stock Option Plan (the "1998 Plan", and collectively with the 1997 Plan and the 1996 Plan, the "Plans"). The Compensation Committee and the 1997 Stock Option Subcommittee each has the powers and authority granted to it by any incentive compensation plan for employees of CogenAmerica or any of its subsidiaries and such other powers, authority and responsibilities as may be determined by the Board of Directors. The Compensation Committee determines the compensation of
(a) employees of CogenAmerica who are directors of CogenAmerica, and (b) after receiving and considering the recommendation of the chief executive officer and the president of CogenAmerica, all other employees of CogenAmerica who are officers of CogenAmerica or who occupy such other positions as may be designated by the Compensation Committee. The Compensation Committee met five times during the fiscal year ended December 31, 1998. The 1997 Stock Option Subcommittee of the Compensation Committee met once during the fiscal year ended December 31, 1998.

            REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF COGENAMERICA'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

     The following is the Compensation Committee's report to the stockholders of CogenAmerica with respect to the compensation of CogenAmerica's executive officers and the resulting actions taken by CogenAmerica for the fiscal year ended December 31, 1998.


POLICY

     The Compensation Committee's objective is to provide a competitive compensation program that will attract and retain talented executives who are critical to CogenAmerica's long-term success, motivate key senior officers to achieve strategic business objectives and reward them for their achievements, and align the interests of the executives with the interests of stockholders through periodic grants of stock options. The components of the compensation program, as described below, clearly link the interests of management with those of the stockholders.

     The executive compensation program of CogenAmerica comprises salary, an annual cash incentive program, long term incentive opportunity in the form of stock options and certain broad based employee benefit programs offered by CogenAmerica. The Compensation Committee retained the services of a compensation consultant in early 1998 to review CogenAmerica's compensation programs and, as a result of this competitive review, CogenAmerica adopted the 1998 Plan, which was approved by the shareholders in May 1998, and new incentive guidelines were approved by the Board of Directors in May and August 1998.

     The incentive guidelines adopted in May and August 1998 provide a range for executive base salaries based on executive salaries in the independent power producer ("IPP") industry, and the guidelines also focus on performance-based compensation. The majority of companies in the IPP industry are subsidiaries of public utilities rather than stockholder owned companies. As a result, the compensation consultants recommended, and the Compensation Committee and the Board adopted, a compensation program that targets a larger portion of executive compensation in the form of compensation tied to the performance of CogenAmerica's Common Stock in order to better align the interests of management with the stockholders of CogenAmerica.

     In addition, the incentive guidelines provide for a "team" approach to short term incentives, whereby consistent weightings are applied amongst senior management to the performance of CogenAmerica's key objectives. Moreover, short term incentive is to be increased in relation to any increase in performance objectives in order to award executives for meeting more challenging performance levels. In addition, the incentive guidelines provide a range for the award of annual stock options for the years 1999-2001.

EXECUTIVE COMPENSATION OBJECTIVES

     The Compensation Committee's objective is to provide a competitive compensation program that will attract and retain the expertise required for managing in the fast-changing independent power industry sector. Further, the objective is to provide the appropriate incentives to match compensation with performance in both the short term as well as the long term. The components of the compensation program as described below clearly link the interests of management with those of the stockholders.

     Total executive compensation (base salary plus incentive compensation) was compared by the compensation consultant with similar companies. Generally, the Compensation Committee targets base salary levels that are near the median of the group (adjusted for company size) although the incentive compensation programs are designed to provide above median compensation for above target performance.

EXECUTIVE COMPENSATION COMPONENTS

     Total executive compensation during the year ended December 31, 1998 consisted of three primary components: base salary, short term incentive and long term incentive.

     BASE SALARY

     Base salary levels are largely determined by comparison with the salaries of similar positions in the IPP industry as determined by the compensation consultant. The compensation consultant compared cash compensation levels both with and without CogenAmerica's short-term incentive program.

     SHORT-TERM INCENTIVE COMPENSATION

     The Short-Term Incentive Plan is a cash bonus plan which is designed to support the achievement of important business objectives that will contribute to CogenAmerica's long term success and enhance shareholder value. Participation in the short-term plan is limited and is approved annually by the Compensation Committee. The majority of the short-term incentive is linked to the annual increase in earnings per share and new business development with the balance of the short-term incentive awarded on achievement of certain individual goals. Short-term incentive awards vary by position.

     LONG-TERM INCENTIVE COMPENSATION

     Long-term incentives for directors, executive officers and certain operations managers are currently provided through grants of stock options under the 1996 Plan, the 1997 Plan and the 1998 Plan. Stock options provide gains to the participants only if CogenAmerica's Common Stock price increases over the fair market value of the stock (as determined under the Plans) on the date the options are granted. The Plans permit the grant of nonqualified stock options or incentive stock options ("ISOs").

     Following CogenAmerica's emergence from bankruptcy in 1996, option grants were utilized by CogenAmerica to attract new individuals to CogenAmerica's Board of Directors and management team. These options vest in three equal annual installments beginning on the first anniversary of the date of grant. In 1998 the Board of Directors began implementing certain policies for the annual award of additional stock options in order to encourage the retention of these key individuals.

     The incentive guidelines recommended by the compensation consultant and adopted by the Board of Directors in May 1998 provide for additional grants to certain other officers and directors. One such grant was made during the fiscal year ended December 31, 1998. Timothy P. Hunstad, Vice President and Chief
Financial Officer, was granted 17,000 options.   See  "Executive and Director
Compensation - Stock Option Grants and Related Information."

     Subsequent to the end of the year, CogenAmerica's interim President and CEO has been awarded options to purchase 30,000 shares of Common Stock, options to which she was entitled upon her election as a member of the Board of Directors in February 1998.

     CogenAmerica's Secretary and General Counsel was hired from NRG Energy in December, 1998. The Board of Directors agreed to grant stock options to this individual; however, no such grants have been awarded by the Board at this time.

     The grants vest in three equal annual installments beginning on the first anniversary of the date of grant.

     COMPENSATION OF THE INTERIM CHIEF EXECUTIVE OFFICER

     On October 27, 1998, the Board of Directors elected Julie A. Jorgensen interim President and CEO following the Board's termination of Robert T. Sherman, Jr. as President and CEO. Ms. Jorgensen is an employee of NRG Energy and her services as interim President and CEO are leased to CogenAmerica by NRG Energy. Ms. Jorgensen's compensation is paid by NRG Energy, which is reimbursed by CogenAmerica.

     Ms. Jorgensen's base compensation and short-term incentive for the balance of 1998 was determined (prorated for the period of time served) on the same terms and conditions as those of Mr. Sherman. In addition, Ms. Jorgensen was to be awarded certain stock options to purchase 30,000 shares of Common Stock to which she was entitled as a result of her election to the Board of Directors of CogenAmerica in February of 1998. Such stock options were awarded to Ms. Jorgensen in February 1999.

     COMPENSATION OF THE FORMER CHIEF EXECUTIVE OFFICER

     CogenAmerica's former Chief Executive Officer was employed under the terms of an employment contract negotiated at the time of his election as President and Chief Executive Officer and a Director of CogenAmerica. Mr. Sherman was terminated as President and CEO by the Board of Directors on October 27, 1998. Subsequent to his termination CogenAmerica, NRG Energy and Mr. Sherman settled certain claims. See "Related Party Transactions - Settlement Agreement and Mutual Release."

SUMMARY

     The Compensation Committee's objective in setting executive compensation and in establishing a balance between annual salary, short-term incentives and long-term incentive compensation is to clearly link pay with performance. Very simply, executives are rewarded when and to the extent stockholders are rewarded. To achieve these goals the Compensation Committee adopted certain recommendations made by the compensation consultant in 1998 and the Compensation Committee plans to annually review CogenAmerica's compensation program and make modifications it deems necessary to continue to attract, retain and motivate talented, experienced executives.

                         Charles J. Thayer, Chairman
                         Lawrence I. Littman
                         Craig A. Mataczynski
                         David H. Peterson


                         EXECUTIVE AND DIRECTOR COMPENSATION

     The following table sets forth all compensation, including bonuses and other payments, paid or accrued by CogenAmerica during the fiscal year ended December 31, 1998 ("fiscal year 1998"), the fiscal year ended December 31, 1997 ("fiscal year 1997"), the 6-month period ended December 31, 1996 ("transition period 1996"), and the fiscal year ended June 30, 1996 ("fiscal year 1996") to each individual who served as CogenAmerica's chief executive officer during fiscal year 1998 and each other executive officer whose cash compensation exceeded $100,000 during the fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers").

                              SUMMARY COMPENSATION TABLE
                              --------------------------


                                                                                                                    LONG-TERM
                                                                                                                     COMPEN-
                                                                             ANNUAL COMPENSATION                     SATION
                                                                ---------------------------------------------   --------------
                                                                                                                     AWARDS
                                                                                                                --------------
                                                                                                                   SECURITIES
                                                                                                  OTHER            UNDERLYING
                                                                                                  ANNUAL            OPTIONS/
 NAME AND PRINCIPAL POSITION                     YEAR             SALARY ($)     BONUS ($)   COMPENSATION ($)       SARS (#)
-----------------------------------  -------------------------  -------------  ------------  ----------------   --------------
 Julie A. Jorgensen                   Fiscal Year 1998           39,780 (1)      22,000            --                  --
   Interim President and
   Chief Executive Officer

 Robert T. Sherman, Jr.               Fiscal Year 1998          217,500 (2)          --        444,006 (4)             --
   Former President and               Fiscal Year 1997          140,000 (3)     166,000         73,886 (5)        205,000 (6)
   Chief Executive Officer

 Timothy P. Hunstad                   Fiscal Year 1998              140,006      75,400         17,418 (7)         17,000 (9)
   Vice President and                 Fiscal Year 1997              127,125      29,167         18,032 (8)             --
   Chief Financial Officer            Transition Period 1996         46,667      20,000            --              75,000 (10)

 Richard C. Stone                     Fiscal Year 1998              158,756      96,000          7,782 (11)            --
   Vice President, Business           Fiscal Year 1997               51,072      12,086          2,594 (12)       100,000 (13)
   Development and Marketing



-------------------

(1) Ms. Jorgensen became interim President and Chief Executive Officer on October 27, 1998. Compensation covers the period October 27 to December 31, 1998. Ms. Jorgensen's services as interim President and Chief Executive Officer are leased to CogenAmerica by NRG Energy.
(2) Includes base compensation of $210,000 through March 31, 1998 and $220,000 from April 1 to December 31, 1998.
(3) Mr. Sherman became President and Chief Executive Officer on May 1, 1997. Compensation covers the period May 1 to December 31, 1997.
(4) Includes compensation of $10,872 relating to a car program, $7,134 relating to life and health insurance, and $426,000 relating to the Settlement Agreement. See "Related Party Transactions - Settlement Agreement and Mutual Release."
(5) Includes compensation of $30,058 and $38,554 relating to a car program and a relocation program, respectively.
(6) All of Mr. Sherman's options to purchase Common Stock were either cancelled upon his termination as an employee of CogenAmerica, or expired unexercised as of March 31, 1999.
(7) Includes compensation of $10,680 and $6,738 relating to a car program and life and health insurance, respectively.
(8) Includes compensation of $9,040 and $7,130 relating to a car program and life and health insurance, respectively.
(9)  This option was granted pursuant to the 1997 Plan.
(10) This option was granted pursuant to the 1996 Plan.
(11) Includes compensation of $7,782 for life and health insurance.
(12) Includes compensation of $2,594 for life and health insurance.
(13) This option was granted pursuant to the 1996 Plan.


     On March 28, 1997, CogenAmerica and Mr. Sherman entered into an employment agreement (the "Employment Agreement") pursuant to which Mr. Sherman was employed as

President and Chief Executive Officer of CogenAmerica. Under the Employment Agreement, Mr. Sherman was entitled during 1998 to receive an annual base salary of $220,000. See "Related Party Transactions - Settlement Agreement and Mutual Release" for information concerning the terms of a Settlement Agreement with Mr. Sherman which, among other things, provided for certain payments to be made under the Employment Agreement through December 31, 1998, and for a mutual release of all further claims by any party thereunder.

     Effective as of January 1999 for a period of one year, each of Mr. Hunstad and Mr. Stone entered into severance agreements with CogenAmerica which provide that in exchange for certain confidentiality and non-competition undertakings, each of Mr. Hunstad and Mr. Stone will be entitled to payment of six months base salary in the event that such individual is involuntarily terminated other than for cause.

DIRECTOR COMPENSATION

     Each non-employee director of CogenAmerica receives an annual retainer fee of $14,000, and is entitled to a $1,000 fee paid quarterly for each Board of Directors meeting attended in person ($500 for telephonic attendance) and $500 for each scheduled committee meeting attended in person ($250 for telephonic attendance) and reimbursement of reasonable expenses incurred in attending meetings of the Board of Directors and its committees. Each director is eligible to receive grants of nonqualified options to purchase Common Stock under the Plans.


STOCK OPTION GRANTS AND RELATED INFORMATION

     The following table sets forth information concerning stock option grants during the fiscal year ended December 31, 1998 to the Named Executive Officers:


                        OPTION GRANTS DURING FISCAL YEAR 1998
                        --------------------------------------



                                          INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------        POTENTIAL REALIZABLE
                                     NUMBER OF           PERCENT OF                                         VALUE AT ASSUMED
                                    SECURITIES         TOTAL OPTIONS      EXERCISE                    ANNUAL RATES OF STOCK PRICE
                                    UNDERLYING          GRANTED TO         PRICE        EXPIRATION    APPRECIATION FOR OPTION TERM
              NAME                    OPTIONS          EMPLOYEES IN        ($/SH)          DATE       ----------------------------
                                    GRANTED (#)         FISCAL YEAR                                      5% ($)         10% ($)
----------------------------------------------------------------------------------------------------------------------------------
 Julie A. Jorgensen                     ---                 ---              ---             ---             ---           ---

 Robert T. Sherman, Jr.                 ---                 ---              ---             ---             ---           ---

 Timothy P. Hunstad                17,000 (1)(2)           27.4%              14          8/10/2008        $149,677      $379,311

 Richard C. Stone                       ---                 ---              ---             ---             ---           ---


(1) This option was granted pursuant to the 1997 Plan and incrementally vests in three equal annual installments beginning on August 10, 1999.
(2) This option may become immediately exercisable as to all shares covered by the option and remain exercisable for the full remaining term of the option (without regard to termination of the optionee's employment) in the event of a "change in control" and certain other "corporate transactions" as defined in the 1997 Plan.

     None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 1998. The following table sets forth information concerning the value of unexercised options held by the Named Executive Officers as of December 31, 1998:


                         DECEMBER 31, 1998 OPTION/SAR VALUES
              ---------------------------------------------------------
                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                            OPTIONS AT DECEMBER 31,      DECEMBER 31, 1998
                                    1998 (#)                  ($) (1)
                         -------------------------- --------------------------

 NAME                    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------ -----------  -------------  -----------  -------------
 Julie A. Jorgensen                --            --           --             --

 Robert T. Sherman, Jr.        35,000            --           --             --

 Timothy P. Hunstad            50,000        42,000      178,125         89,063

 Richard C. Stone              16,667        83,333           --             --

_____________

(1) Represents the excess of the fair market value of the Common Stock of $9.00 per share (the closing selling price of the Common Stock as quoted on the Nasdaq National Market on December 31, 1998) above the exercise price of the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during the fiscal year ended December 31, 1998 were Charles J. Thayer (Chairman), David H. Peterson, Craig A. Mataczynski, and Lawrence I. Littman. Mr. Peterson is Chairman of the Board, President and Chief Executive Officer of NRG Energy, and Mr. Mataczynski is President and Chief Executive Officer of NRG North America. The following information describes certain relationships between CogenAmerica and NRG Energy.

     ADMINISTRATIVE TRANSACTIONS

     Effective April 30, 1996, CogenAmerica entered into a Management Services Agreement with NRG Energy. The Management Services Agreement provides that NRG Energy will provide management, administrative, operation, maintenance and certain other services to CogenAmerica in connection with the day to day business of CogenAmerica. CogenAmerica expensed approximately $217,000 pursuant to the Management Services Agreement during fiscal year 1998. CogenAmerica's interim President and Chief Executive Officer, Julie A. Jorgensen, is an employee of NRG Energy whose services are leased to CogenAmerica. Ms. Jorgensen's base salary of $220,000 per year was pro rated for the period from October 27, 1998 to December 31, 1998, and CogenAmerica expects to reimburse NRG Energy for such amounts.

     CO-INVESTMENT AGREEMENT

     Pursuant to the Co-Investment Agreement between CogenAmerica and NRG Energy, dated April 30, 1996, NRG Energy has agreed to offer to CogenAmerica ownership interests in certain power projects which were initially developed by NRG Energy or with respect to which NRG Energy has entered into a binding acquisition agreement with a third party. If any eligible project reaches certain contract milestones (which include the execution of a binding PPA and fuel supply agreement and the completion of a feasibility and engineering study) by April 30, 2003, NRG Energy has agreed to offer to sell to CogenAmerica all of NRG Energy's ownership interest in such project. Eligible projects include, with certain exceptions and exclusions, proposed or existing electric power plants within the U.S. which NRG Energy initially develops or in which NRG Energy proposes to acquire an ownership interest. NRG Energy is obligated under the Co-Investment Agreement to offer to CogenAmerica, during the three-year period ending on April 30, 1999, projects with an aggregate equity value of at least $60 million or a minimum of 150 net MW. As of the date hereof, ownership interests in projects with an aggregate of more than 240 net MW have been offered under the Co-Investment Agreement, including the 117 MW Morris Project and the 110 MW Pryor Project.

     Among the exclusions from the Co-Investment Agreement are (i) any ownership interest in a project which is below a level that would cause the project (or its owners) to be in violation of the relevant PPA or applicable state or federal law upon the generation of electricity for sale by such project, (ii) any indirect ownership interest held by NRG Energy in an eligible project arising from NRG Energy's direct or indirect ownership of equity interests in CogenAmerica, (iii) any ownership interest in a facility below 25 MW in capacity, and (iv) any ownership interest that is retained in order to later be sold in an "exempt transaction." Exempt transactions include (i) any sale or disposition of all or a portion of an ownership interest that is consummated as a result of a foreclosure or conveyance in lieu of foreclosure of liens or security interests (other than by NRG Energy) encumbering the eligible project or such ownership interest, (ii) any sale or disposition of an ownership interest to a third party that is or will become a participant in the eligible project (such as a local or industry investor, a financial institution or a fuel or equipment supplier), provided that the obligation to sell the interest is incidental to the provision of services or the contribution of assets to the eligible project and is created prior to the execution and delivery of a binding PPA and fuel supply agreement and the completion of an engineering and feasibility study with respect to the project, and (iii) any sale or disposition of an ownership interest to another person as part of a larger transaction involving the sale of all or substantially all of the assets of NRG Energy or the sale of an equity interest in NRG Energy, provided that the person acquiring the ownership interest agrees to be bound by the Co-Investment Agreement with respect to such ownership interest (if such ownership interest has not previously been offered for sale to CogenAmerica pursuant to the Co-Investment Agreement). In January 1998, CogenAmerica initiated an arbitration proceeding pursuant to the terms of the Co-Investment Agreement to resolve a dispute with NRG Energy concerning the rights and obligations of CogenAmerica and NRG Energy with respect to the Pryor Project. The arbitration proceeding was resolved in favor of CogenAmerica and CogenAmerica closed on its acquisition of the project on October 9, 1998.

     NRG Energy has agreed to finance CogenAmerica's purchase of ownership interests that may be offered pursuant to its Co-Investment Agreement at commercially competitive terms to the extent funds are unavailable to CogenAmerica on comparable terms from other sources. The

Co-Investment Agreement requires any such financing to be recourse to CogenAmerica and secured by a lien on the ownership interest acquired. The Company is required to repay such financing from the net proceeds of any offerings of equity or debt securities of CogenAmerica (when market conditions permit such offerings to be made on favorable terms) after taking into account the working capital and other cash requirements of CogenAmerica, as determined by its Board of Directors

     PRYOR PROJECT

     On October 9, 1998, CogenAmerica Pryor Inc. ("CogenAmerica Pryor"), a wholly-owned subsidiary of CogenAmerica, acquired from Mid-Continent Power Company, LLC ("MCPC LLC") the entire interest in a 110 MW cogeneration project located in Pryor, Oklahoma, (the "Pryor Project"). MCPC LLC was owned 50% by NRG Energy, Inc. ("NRG Energy").

     CogenAmerica Pryor acquired the Pryor Project by purchasing from MCPC LLC all of the issued and outstanding stock of Oklahoma Loan Acquisition Corporation ("OLAC") for a cash purchase price of approximately $23.9 million. The Pryor Project sells power to Oklahoma Gas and Electric Company and steam to a number of industrial users.

The terms of the Stock Purchase Agreement, including the consideration paid thereunder, were determined on the basis of the terms of the Co-Investment Agreement and an order of an arbitration panel in a proceeding between CogenAmerica and NRG Energy. Under a Loan Agreement, NRG Energy has loaned CogenAmerica and CogenAmerica Pryor approximately $23.9 million to finance this acquisition.

     MORRIS PROJECT FINANCING

     In December 1997, CogenAmerica Funding Inc. ("CogenAmerica Funding"), a wholly-owned subsidiary of CogenAmerica, completed its acquisition from NRG Energy of all of NRG Energy's interest in a 117 MW project located in Morris, Illinois by acquiring 100% of the interests in NRG (Morris) Cogen, LLC ("Morris LLC"). As part of the acquisition, NRG Energy agreed in a Supplemental Loan Agreement dated December 10, 1997 to loan to CogenAmerica and CogenAmerica Funding up to $22 million to make required equity contributions to Morris LLC. At December 31, 1998, $12 million had been drawn under the Supplemental Loan Agreement and contributed as equity. Subsequent to year end, additional draws and equity fundings have been made and as of March 26, 1999, the entire $22 million had been drawn and contributed as equity.

     OTHER TRANSACTIONS

     Effective May 23, 1996, NRG Energy guaranteed payment of pre-existing liabilities of CogenAmerica Newark Inc. ("CogenAmerica Newark") and CogenAmerica Parlin Inc. ("CogenAmerica Parlin"), wholly-owned subsidiaries of CogenAmerica, of up to $5 million, which amount will be reduced as certain defined milestones are reached and eliminated no later than May 23, 2001. The amount currently guaranteed by NRG Energy is $3 million. On June 28, 1996, NRG Energy advanced CogenAmerica Parlin approximately $56 million to pay off the Parlin nonrecourse financing which included a $3.1 million cost to terminate an interest rate swap agreement. At December 31, 1998, in addition to the Morris and Pryor debt described above, loans aggregating approximately $4.4 million remained outstanding to NRG Energy.

     Under an agreement dated April 30, 1996, the Parlin project sells up to 9 MW of power to NRG Parlin, Inc. ("NPI"), a wholly-owned subsidiary of NRG Energy. NPI resells this power at retail to E.I. du Pont under an agreement extending until 2021. Total sales to NPI were $1.3 million in 1998.

     Affiliates of NRG Energy operate several of CogenAmerica's cogeneration projects under contracts with the project entities. NRG Energy's subsidiary, Power Operations, Inc., operates CogenAmerica's Parlin project under an Operating and Maintenance Agreement with CogenAmerica Parlin dated December 31, 1996, and it also operates CogenAmerica's Newark project under an Operating and Maintenance Agreement with CogenAmerica Newark dated November 8, 1996. The
amount expensed by CogenAmerica for these services in 1998 was $427,000.   NRG
Energy is also the construction manager for the Morris Project, and received $1.2 million in fees and expense reimbursements for such services in 1998. An NRG Energy subsidiary, NRG Morris Operations, Inc., operates the Morris plant under an Operation and Maintenance Agreement dated September 19, 1997. NRG Energy was paid $1.1 million for such services in 1998, including reimbursement for mobilization expenses.

                              RELATED PARTY TRANSACTIONS

     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

On December 1, 1998, CogenAmerica entered into a Settlement Agreement and Mutual Release with Robert T. Sherman and NRG Energy (the "Settlement Agreement"). In the Settlement Agreement, CogenAmerica and NRG Energy released all claims against Mr. Sherman, and Mr. Sherman released all claims against CogenAmerica and NRG Energy, based on Mr. Sherman's employment with CogenAmerica. The only exception to the mutual release is that it does not release any claim that Mr. Sherman may have for indemnification for a claim made against Mr. Sherman based upon actions taken in his capacity as an officer, director or employee of CogenAmerica. The Settlement Agreement also provided for the dismissal of certain lawsuits that were pending among the parties.

     In addition, the Settlement Agreement provided that Mr. Sherman would receive the base salary and employee health benefits provided by his employment agreement with CogenAmerica dated March 28, 1997 (the "Employment Agreement") through December 31, 1998, and that Mr. Sherman would not be entitled to receive any additional compensation from CogenAmerica other than as provided in the Settlement Agreement. The Settlement Agreement required CogenAmerica to pay
Mr. Sherman $406,000, and NRG Energy to pay Mr. Sherman $130,000. The sum payable by CogenAmerica included payment for Mr. Sherman's outstanding shares of stock of CogenAmerica, and payments for emotional distress, general damages, and settlement of any and all other claims, including any and all claims under the Employment Agreement or arising out of the employment relationship. The sum payable by NRG Energy represents payment for emotional distress, general damages, and settlement of any and all other claims. Under the Settlement Agreement, Mr. Sherman agreed to serve as an independent contractor consultant to CogenAmerica during the period from January 1, 1999 through December 31, 2001, for up to ten days per calendar year, for which Mr. Sherman will be paid $20,000 per year. Mr. Sherman agreed to provide additional consulting services, if requested, for $2,500 per day.

     See "Executive and Director Compensation -- Compensation Committee Interlocks and Insider Participation" above for a description of certain transactions and relationships between CogenAmerica and NRG Energy. David H. Peterson, the Chairman of the Board of Directors of CogenAmerica, is Chairman of the Board, President and Chief Executive Officer of NRG Energy; CogenAmerica interim President and Chief Executive Officer and director Julie A. Jorgensen is Senior Counsel of NRG Energy, and her services as interim President and Chief Executive Officer are leased to CogenAmerica by NRG Energy; CogenAmerica director Craig A. Mataczynski is the President and CEO of NRG North America; CogenAmerica director Ronald J. Will is Managing Director and Chief Executive Officer of NRG Europe; and CogenAmerica director Michael O'Sullivan is Vice President of NRG Energy's North America division. Until September 1, 1996, Mr. Hunstad, who is the Vice President and Chief Financial Officer of CogenAmerica, was President of NEO Corporation, a wholly-owned subsidiary of NRG Energy.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding shares of Common Stock beneficially owned as of April 8, 1999 (except as otherwise noted below) by each (i) person believed by CogenAmerica to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) director, (iii) named executive officer set forth in the Summary Compensation Table herein and
(iv) the directors and executive officers of CogenAmerica as a group, and the percentage of the outstanding shares of Common Stock represented thereby. Other than as set forth below, no director or executive officer of CogenAmerica is known to be the beneficial owner of any shares of Common Stock. Except as noted below, CogenAmerica believes that each of the persons listed has sole investment and voting power with respect to the shares included in the table.

                                                  Shares Beneficially Owned (1)
 Name                                             Number of Shares      Percent
------------------------------------------------  ------------------  ---------
 NRG Energy, Inc. (2)
      1221 Nicollet Mall, Suite 700                 3,254,288            47.60
      Minneapolis, MN  55403-2445

 Wexford Capital Partners II, LP (3)
      411 West Putnam Avenue                          443,976            6.47
      Greenwich, CT  06380


 David H. Peterson (4) (14)                            21,000            *

 Julie A. Jorgensen (5)                                 1,500            --

 Mark Liddell                                              --            --

 Lawrence I. Littman (6)                               20,070            *

 Craig A. Mataczynski (7) (14)                         20,500            *

 Michael O'Sullivan (8)                                    --            --


                                      19

 Robert T. Sherman, Jr.                                    --            --

 Spyros S. Skouras, Jr. (6)                            20,000            *

 Richard C. Stone (9)
                                                       16,667            *

 Charles J. Thayer (10)                                40,000            *

 Ronald J. Will (11) (14)                              22,500            *

 Timothy P. Hunstad (12)                               50,500            *

 Directors  and  Executive  Officers
  as a group (13)                                     212,737            3.10


--------------
*      Represents less than 1.0% of the outstanding shares of Common Stock.

(1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days as well as any securities owned by such person's spouse, children or relatives living in the same household. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

(2) Includes 3,106,612 shares as to which NRG Energy has sole voting and investment power, and 147,676 shares as to which NRG Energy has sole voting power only. The foregoing information is as of the date set forth in and based solely on a Schedule 13D filed October 30, 1998 and furnished to the Company by NRG Energy.

(3) Includes 348,672 shares owned by Wexford Capital Partners II, LP and 95,304 shares owned by Wexford Overseas Partners Fund I, LP. Through an investment management agreement, Wexford Management LLC, which manages the funds, has sole voting and investment power of the funds. This information is as of the date set forth in and based on the Schedule 13D filed May 8, 1997 and other information furnished to the Company by Wexford Management LLC.

(4) Includes 20,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 8, 1999. In addition, Mr. Peterson beneficially owns approximately 24,386 shares of NSP Common Stock, including approximately 6,215 shares through an employee stock ownership plan and 16,204 shares issuable upon exercise of NSP stock options that may be exercised within 60 days of April 8, 1999.

(5) Represents 300 shares owned jointly with spouse and beneficial ownership of an additional 1,200 shares. In addition, Ms. Jorgensen beneficially owns approximately 3,501 of NSP restricted stock, and approximately 26,921 shares of NSP Common Stock, including approximately 735 through an employee stock ownership plan, approximately 1,578 through a dividend reinvestment and stock purchase plan, and approximately 24,608 shares issuable upon exercise of NSP stock options that may be exercised within 60 days of April 8, 1999.

(6) Includes 20,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 8, 1999.

(7) Includes 20,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 8, 1999. In addition, Mr. Mataczynski beneficially owns 2,720 shares of NSP Common Stock, including 1,224 shares through an employee stock ownership plan and 1,496 shares issuable upon exercise of NSP stock options that may be exercised within 60 days of April 8, 1999.

(8) Mr. O'Sullivan beneficially owns 232 shares of NSP Common Stock through an employee stock ownership plan.

(9) Includes 16,667 shares issuable upon exercise of stock options that may be exercised within 60 days of April 8, 1999.

(10) In addition, Chartwell Capital Ltd., of which Mr. Thayer is Chairman and Managing Director, owns 1,000 shares of NSP Common Stock.

(11) Represents 2,500 shares of Common Stock held jointly with spouse and 20,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 8, 1999. In addition, Mr. Will beneficially owns 16,033 shares of NSP Common Stock, including (i) 5,272 shares issuable upon exercise of NSP stock options that may be exercised within 60 days, (ii) 4,183 shares of NSP Common Stock which are owned by Mr. Will's spouse and for which he shares investment power, and (iii) 202 shares of NSP Common Stock which he owns jointly with his spouse and for which he shares investment power.

(12) Includes 50,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 8, 1999. In addition, Mr. Hunstad beneficially owns 237 shares of NSP Common Stock through an employee stock ownership plan.

(13) Includes 166,667 shares issuable upon exercise of stock options that may be exercised within 60 days of April 8, 1999.

(14) Current NRG Energy corporate policy prohibits NRG Energy employees from receiving the economic benefit of options granted to them in their capacity as a director.


              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires CogenAmerica's directors and executive officers, and persons who beneficially own more than 10% of any class of CogenAmerica's equity securities, to file with the Commission initial reports ("Form 3") of beneficial ownership and reports of changes ("Form 4") in beneficial ownership of Common Stock and other equity securities of CogenAmerica. Officers, directors and greater than 10% beneficial owners are required by Commission regulation to furnish CogenAmerica with copies of all
Section 16(a) reports they file. To CogenAmerica's knowledge, based solely on a review of the copies of such reports furnished to CogenAmerica and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 1998.

             STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

     The 2000 Annual Meeting of Stockholders ("2000 Annual Meeting") is anticipated to be held in May 2000. A notice of intent ("Notice of Intent") of a stockholder of CogenAmerica to make a nomination or to bring any other matter before the 2000 Annual Meeting must comply with the applicable requirements set forth in CogenAmerica's Restated By-laws and must be received not more than 180 days and not less than 120 days in advance of the 2000 Annual Meeting (provided, however, that the Board may reduce to 100 the minimum number of days in advance of the 2000 Annual Meeting by which such notice must be received if the Board determines such a reduction is in the best interest of CogenAmerica) by the Secretary of CogenAmerica at CogenAmerica's principal executive offices, One Carlson Parkway, Suite 240, Minneapolis, Minnesota 55447-4454; however, if the 2000 Annual Meeting is held on a date more than 30 days before or after May 20, 2000, any stockholder who wishes to have a proposal included in CogenAmerica's proxy statement for the 2000 Annual Meeting must deliver a copy of the proposal to CogenAmerica a reasonable time before the proxy solicitation is made. CogenAmerica reserves the right to decline to include in CogenAmerica's proxy materials any stockholder's proposal which does not comply with the rules of the Commission for inclusion therein. CogenAmerica will furnish copies of the applicable By-law provisions which set forth the requirements for the Notice of Intent upon written request to the Secretary of CogenAmerica at the aforementioned address.


                                  PERFORMANCE GRAPH

     The closing price of the Company's Common Stock on April 12, 1999 was $10.3125 per share. The following performance graph compares the percentage change in the cumulative weighted average total return on the common stock of CogenAmerica with the total cumulative returns during the same period of (i) the Nasdaq Composite Index and (ii) an index of comparable peer issuers constructed by CogenAmerica. The index of comparable peer issuers is composed of AES Corporation, Calpine Corporation, California Energy Company Inc. and Trigen Energy Corporation during the periods that each company has been publicly traded. In compliance with Commission Regulations, the returns of each of the comparable companies have been weighted according to capitalization during the period from May 1, 1996, the first trading day after CogenAmerica emerged from bankruptcy protection with a new capital structure. The graph assumes that the value of the investment in CogenAmerica's Common Stock and each index was $100 on May 1, 1996, and that all dividends were reinvested.




     Data Points for 1999          5/1/96   12/31/96   12/31/97   12/31/98
                                   ------   --------   --------   --------
Cogeneration Corporation
  of America                        100        149       263        119

Weight Comparables                  100        171       323        338

NASDAQ Composite                    100        108       131        183


     The foregoing Notice and Proxy Statement are sent by order of the Board of Directors.



                                   Thomas L. Osteraas
                                   Secretary

April 26, 1999


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